Exhibit (a)(1)(G)

REMINDER EMAIL

According to our records, you have not yet submitted an election in connection with Sage’s Option Exchange program. This email is to remind you that February 20, 2024 at 11:59 PM Eastern Time is the final deadline to participate in the Option Exchange. The Option Exchange deadline will be strictly enforced, so we encourage you to give yourself adequate time to make your election if you wish to participate.

You can access the Option Exchange website at www.myoptionexchange.com and follow the directions to make a timely decision. If you have already established your account, login with your password and check your email for the authentication code. If you have not already established your account, please click on “Register as New User”, set your password, and check your email for the authentication code. Simply follow the instructions on the website to access personalized information about your Eligible Options and how to make, change or withdraw your election before the end of the offering period.

Your participation in the Option Exchange is completely voluntary. You are not obligated to participate in the Option Exchange. If you do not want to participate in the Option Exchange, no action by you is needed and you are not required to visit the Option Exchange website. Any options you do not elect to surrender for exchange will not be canceled and will remain outstanding subject to their present terms.

If you have any questions about the Option Exchange, please email: compensation@sagerx.com.

The Option Exchange is being made pursuant to the terms and conditions set forth in Sage’s Tender Offer Statement on Schedule TO and the exhibits attached thereto, including the Offer to Exchange Eligible Options for Replacement Options, filed with the Securities and Exchange Commission, which are available free of charge at http://www.sec.gov or on the Option Exchange website located at: www.myoptionexchange.com. You should read these written materials carefully because they contain important information about the Option Exchange, including related risks.